Exhibit 99

Pall Corporation Announces Resignation of Chief Financial Officer

PORT WASHINGTON, N.Y., December 18, 2012 – Pall Corporation (NYSE:PLL) today announced that Lisa McDermott, Chief Financial Officer and Treasurer, will be leaving the Company effective March 10, 2013, in order to pursue other interests. While an external search is underway, Ms. McDermott will continue to serve the Company as CFO until her departure on March 10, 2013 or as soon as her successor is named.

"We very much appreciate the years of dedication and service that Lisa has given to Pall and wish her the very best in her future career," said Larry Kingsley, President and CEO of Pall. "We are conducting an external search for a new CFO."

About Pall Corporation
Pall Corporation (NYSE: PLL) is a filtration, separation and purification leader providing solutions to meet the critical fluid management needs of customers across the broad spectrum of life sciences and industry. Pall works with customers to advance health, safety and environmentally responsible technologies. The company’s engineered products enable process and product innovation and minimize emissions and waste. Pall Corporation is an S&P 500 company serving customers worldwide. Pall has been named a “top green company” by Newsweek magazine. To see how Pall is helping enable a greener, safer, more sustainable future, follow us on Twitter @PallCorporation or visit www.pall.com/green.

Contacts:

R. Brent Jones
Pall Corporation
Vice President, Finance
investor_relations@pall.com
516-801-9871
Follow us on Twitter @pallcorporation

Doug Novarro
Pall Corporation
Corporate Public Relations
doug_novarro@pall.com
516-801-9944
Follow us on Twitter @pallcorporation